Exhibit 3.1

Fourth Amended and Restated

Articles of Incorporation

of

Tucows Inc.

The text of the Third Amended and Restated Articles of Incorporation is hereby amended and restated to read herein as set forth in full:

ARTICLE 1.             The name of the corporation is Tucows Inc.

ARTICLE 2.             The registered office of the corporation shall be c/o CT Corporation System, 1515 Market Street, 12th Floor, Philadelphia, PA 19102.

ARTICLE 3.

A.    The aggregate number of shares which the corporation shall have authority to issue is as follows: 251,250,000 shares, divided into (i) 250,000,000 shares of Common Stock, no par value and (iv) 1,250,000 shares of Preferred Stock.

B.    AUTHORITY OF BOARD TO FIX TERMS OF PREFERRED SHARES. The Preferred Stock authorized by these Fourth Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors of the corporation shall have the full authority permitted by law to establish one or more series and the number of shares constituting each such series and to fix by resolution full, limited, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of the Preferred Stock that may be desired, subject to the limitation that no shares of Preferred Stock may have more than one vote per share with respect to any matter on which shares of Preferred Stock vote together with the corporation’s Common Stock. Subject to the limitation on the total number of shares of Preferred Stock which the corporation has authority to issue hereunder, the Board of Directors is also authorized to increase or decrease the number of shares of any series, subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.    VOTING RIGHTS OF COMMON STOCK. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in such holder’s name.

D.    CUMULATIVE VOTING. Shareholders of the corporation shall not have the right to cumulate their votes with respect to the election of directors.

ARTICLE 4.             The purpose or purposes of the corporation are: to have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of

1988, as amended, including, without limitation thereto, the manufacture, purchase and sale of goods, wares and merchandise of every class and description.

ARTICLE 5.             Subchapters E (Sections 2541 - 2548), G (Sections 2561 - 2568), H (Sections 2571 - 2576) and Section 2538 of Subchapter D, all of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the corporation.

ARTICLE 6.             Subchapter F (Sections 2551 - 2556) of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall be applicable to the corporation.

ARTICLE 7.             The term of the corporation’s existence is perpetual.

ARTICLE 8.             Shares of the corporation may be certificated or uncertificated, as provided under Pennsylvania law, and this ARTICLE 8 shall not be interpreted to limit the authority of the Board of Directors to issue some or all of any of the classes or series of shares of the corporation without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the corporation’s Bylaws. In the case of shares issued without certificates, the corporation will, or cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information specified in the Bylaws. At least annually thereafter, the corporation shall, or cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.